Exhibit 99.1

URBAN OUTFITTERS, INC.

First Quarter Results

Philadelphia, PA – May 15, 2008

For Immediate Release	Contact:	John Kyees
Chief Financial Officer
(215) 454-5500

Urban Outfitters Q1 Earnings Surge 45%

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Free People, Terrain and Urban Outfitters brands today announced that for the three months ended April 30, 2008, income from operations increased 75% to $62.9 million and generated earnings of $0.25 per diluted share.

As stated in the Company’s previous sales release on May 8, 2008, total Company sales for the first quarter increased 25% to a record $394.3 million. Comparable (‘comp’) store sales at Anthropologie, Free People and Urban Outfitters rose 10%, 19% and 10%, respectively, for a combined 10% increase. Direct-to-consumer sales jumped 34% and Free People wholesale sales increased 22%.

“We produced exceptional results during the quarter: ‘comp’ store sales jumped 10%; gross profit rose 41%, or over 400 basis points; operating margin improved 75% to 16% of net sales; and we opened 12 new stores, including the launch of our newest concept, Terrain,” said Glen T. Senk, Chief Executive Officer. “I want to congratulate our teams for delivering such an excellent performance,” finished Mr. Senk.

Net sales for the three month periods were as follows:

	Three months ended April 30,
	2008	2007
	(in thousands)
Urban Outfitters stores	$159,790	$129,908
Anthropologie stores	145,596	118,599
Free People stores	5,859	2,690
Terrain stores	617	—

Total store sales	311,862	251,197
Direct-to-consumer	58,248	43,507

Total retail segment	370,110	294,704
Wholesale	24,182	19,840

Total net sales	$394,292	$314,544

For the three months ended April 30, 2008, gross profit margins increased by 444 basis points versus the comparable period last year. Reductions in merchandise markdowns, followed by improvement to initial merchandise cost and leveraging of store occupancy costs helped achieve the margin growth. As of April 30, 2008, inventories grew by $23.2 million or 13.8%, on a year-over-year basis, driven by the acquisition of inventory to stock new retail stores. Total comparable store inventories decreased by 3%.

During the first quarter, selling, general and administrative expenses, expressed as a percentage of net sales, decreased by 7 basis points versus the comparable period last year. This decrease was primarily due to leveraging of direct store controllable costs helped by the increase in ‘comp’ store net sales, which more than offset certain one-time pre-opening expenses related to the Terrain store launch and development expenses of the new Anthropologie wholesale collection, Leiffsdottir and additional bonus accruals.

Earnings per share increased 47% to $0.25 per diluted share for the three months ended April 30, 2008 and the Company’s tax rate rose to 35.7%. Management expects the tax rate to remain fairly consistent for the balance of the fiscal year. The prior year’s tax rate was impacted by the receipt of one-time federal tax incentives for work performed on the development of our new home offices. Excluding these one-time federal tax incentives, the Company’s estimated tax rate would have been approximately 36.2% and earnings per diluted share would have been $0.14 for the comparable period last year.

During the three months ended April 30, 2008, the Company opened a total of 12 new stores including: 7 new Urban Outfitters stores, 1 new Anthropologie store, 3 new Free People stores and our first Terrain garden center. Terrain is the Company’s fourth concept which launched during the first quarter of this fiscal year, opening its retail garden center and cafe to the public in late April on the site of Styers’ Nurseries in Concordville, PA. The center offers a wide variety of indoor and outdoor plant material, an eclectic assortment of garden and outdoor living supplies, a café and a complete range of landscape and design services. The Company plans to open approximately 45 new stores during fiscal year 2009.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 129 Urban Retail stores in the United States, Canada, and Europe; two web sites and a catalog; 109 Anthropologie stores; a catalog and web site; Free People, the Company’s wholesale division, which sells its product to approximately 1,700 specialty and department stores as well as through 18 Free People stores, a web-site and catalog and one Terrain garden center as of April 30, 2008.

A conference call will be held today to discuss first quarter results and will be web cast at 11:00 a.m. EDT on:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115825&eventID=1832753

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended April 30,
	2008	2007
Net sales	$394,292	$314,544
Cost of sales, including certain buying, distribution and occupancy costs	235,612	201,929

Gross profit	158,680	112,615
Selling, general and administrative expenses	95,738	76,599

Income from operations	62,942	36,016
Other income, net	3,220	1,802

Income before income taxes	66,162	37,818
Income tax expense	23,605	8,451

Net income	$42,557	$29,367

Net income per common share:
Basic	$0.26	$0.18

Diluted	$0.25	$0.17

Weighted average common shares outstanding:
Basic	166,119,099	164,826,058

Diluted	170,603,420	168,799,775

PERCENT OF NET SALES
Net sales	100%	100%
Cost of sales, including certain buying, distribution and occupancy costs	59.8	64.2

Gross profit	40.2	35.8
Selling, general and administrative expenses	24.2	24.4

Income from operations	16.0	11.4
Other income, net	0.8	0.6

Income before income taxes	16.8	12.0
Income tax expense	6.0	2.7

Net income	10.8%	9.3%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	April 30, 2008	January 31, 2008	April 30, 2007
Assets
Current assets:
Cash and cash equivalents	$164,030	$105,271	$31,171
Marketable securities	55,101	80,127	133,508
Accounts receivable, net of allowance for doubtful accounts of $1,522, $972 and $820, respectively	25,593	26,365	22,037
Inventories	191,287	171,925	168,131
Prepaid expenses, deferred taxes and other current assets	46,228	49,922	33,927

Total current assets	482,239	433,610	388,774
Property and equipment, net	498,789	488,889	455,601
Marketable securities	187,549	188,252	62,865
Deferred income taxes and other assets	36,708	32,040	30,046

Total Assets	$1,205,285	$1,142,791	$937,286

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$81,112	$74,020	$61,794
Accrued expenses, accrued compensation and other current liabilities	92,312	93,358	72,076

Total current liabilities	173,424	167,378	133,870
Deferred rent and other liabilities	123,469	121,982	91,620

Total Liabilities	296,893	289,360	225,490

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 166,967,614, 166,104,615 and 165,555,935 issued and outstanding, respectively	17	17	17
Additional paid-in capital	157,490	144,204	135,334
Retained earnings	744,532	701,975	571,111
Accumulated other comprehensive income	6,353	7,235	5,334

Total Shareholders’ Equity	908,392	853,431	711,796

Total Liabilities and Shareholders’ Equity	$1,205,285	$1,142,791	$937,286